UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2018

Rapid7, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37496	35-2423994
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Summer Street, Boston, Massachusetts	02110
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 247-1717

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 8.01	Other Events.

On January 25, 2018, Rapid, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with each of the stockholders of the Company named therein (the “Selling Stockholders”), and Barclays Capital Inc. and RBC Capital Markets, LLC, as representatives of the several underwriters named therein (collectively, the “Underwriters”), relating to a public offering of 5,180,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), of which 1,500,000 shares of Common Stock are to be issued and sold by the Company and 3,680,000 shares of Common Stock are to be sold by the Selling Stockholders. The price to the public in the offering was $22.00 per share and the Underwriters have agreed to purchase the shares from the Company and the Selling Stockholders pursuant to the Underwriting Agreement at a price of $21.01 per share. In addition, certain of the Selling Stockholders have granted the Underwriters a 30-day option to purchase up to 770,000 additional shares of Common Stock at the public offering price, less the underwriting discounts and commissions. The closing of the offering is expected to occur on January 30, 2018, subject to customary closing conditions.

The net proceeds to the Company from the offering are expected to be approximately $30.9 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company will not receive any of the proceeds from the sale of the Common Stock by the Selling Stockholders (including any shares sold by the Selling Stockholders pursuant to the Underwriters’ option to purchase additional shares from the Selling Stockholders). The Company anticipates using the net proceeds from the offering for working capital and general corporate purposes.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company and the Selling Stockholders, customary conditions to closing, indemnification obligations of the Company, the Selling Stockholders and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by such parties.

The offering is being made pursuant to our registration statement on Form S-3 (Registration Statement No. 333-218189), previously filed with the Securities and Exchange Commission (“SEC”) and declared effective by the SEC on June 2, 2017, and a prospectus supplement thereunder. A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K. The foregoing description of the terms of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit. A copy of the opinion of Cooley LLP relating to the legality of the issuance and sale of the shares in the offering is attached to this Current Report on Form 8-K as Exhibit 5.1.

On January 23, 2018, the Company issued a press release announcing the commencement of the offering and on January 25, 2018, the Company issued a press release announcing the pricing of the offering. Copies of these press releases are attached to this Current Report on Form 8-K as Exhibits 99.1 and 99.2, respectively.

Forward-Looking Statements

Statements in this Current Report on Form 8-K that are not strictly historical in nature, including statements regarding the Company’s expectations with respect to the closing of the offering, the net proceeds therefrom and the anticipated use thereof are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including market risks and uncertainties and the satisfaction of customary closing conditions for an offering of securities. For a discussion of these and other factors, please refer to the Company’s Current Report on Form 8-K filed with the SEC on January 23, 2018 as well as the Company’s subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this report to reflect events or circumstances after the date hereof, except as required by law.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated January 25, 2018, by and among Rapid7, Inc., the Selling Stockholders and Barclays Capital Inc. and RBC Capital Markets, LLC, as representatives of the several underwriters named therein

5.1	Opinion of Cooley LLP

23.1	Consent of Cooley LLP (included in Exhibit 5.1)

99.1	Press Release, dated January 23, 2018

99.2	Press Release, dated January 25, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rapid7, Inc.

Dated: January 26, 2018	By:	/s/ Jeff Kalowski
Jeff Kalowski Chief Financial Officer